Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 18, 2021 (the “Closing Date”), Illumina, Inc. (“Illumina” or the “Company”) completed the acquisition of GRAIL, Inc. (“GRAIL”). Pursuant to the Agreement and Plan of Merger, dated as of September 20, 2020 (the “Original Merger Agreement”), as amended on February 4, 2021 by the Amendment to the Agreement and Plan of Merger (the “Merger Agreement Amendment” and the Original Merger Agreement as amended by the Merger Agreement Amendment, the “Merger Agreement”), by and among Illumina, GRAIL, SDG Ops, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Illumina (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Illumina (“Second Merger Sub” and now known as GRAIL, LLC), First Merger Sub merged with and into GRAIL, with GRAIL continuing as the surviving entity and as a direct, wholly owned subsidiary of Illumina (the “First Merger”). Immediately following the First Merger and as part of the same overall transaction as the First Merger, GRAIL merged with and into Second Merger Sub, with Second Merger Sub being renamed GRAIL, LLC and continuing as the surviving entity and as a direct, wholly owned subsidiary of Illumina (together with the First Merger, the “Mergers”).

At the effective time of the First Merger (the “Effective Time”), each issued and outstanding share of Class A Common Stock, par value $0.001 per share, Class B Common Stock, par value $0.001 per share, Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, and Series D Preferred Stock, par value $0.001 per share, of GRAIL (collectively, “GRAIL Stock”) (subject to limited exceptions, including shares with respect to which dissenters’ rights were validly exercised in accordance with Delaware law) was converted into, at the holder’s election, either:

•

The right to receive (i) $4.46 in cash (the “Cash Consideration”), plus (ii) 0.0138 shares (the “Stock Consideration”) of common stock, par value $0.01 per share, of Illumina (“Illumina Common Stock”), plus (iii) one CVR issued by Illumina, subject to and in accordance with the CVR Agreement (clauses (i), (ii) and (iii), collectively, the “CVR Consideration”); or

•

The right to receive (i) the Cash Consideration, plus (ii) the Stock Consideration, plus (iii) 0.0022 additional shares (the “Alternative Consideration”) of Illumina Common Stock (clauses (i), (ii) and (iii), collectively, the “Non-CVR Consideration”).

No fractional shares of Illumina Common Stock were (or will be) issued as Stock Consideration or Alternative Consideration, and GRAIL stockholders received (or will receive) cash in lieu of any fractional shares of Illumina Common Stock they otherwise would have been entitled to receive.

Immediately prior to the Effective Time, a portion, determined in accordance with the Merger Agreement, of each outstanding award of GRAIL restricted stock, restricted stock units and stock options vested. Vested equity awards were canceled for the right to receive, at the holder’s election, either the CVR Consideration or the Non-CVR Consideration. Unvested awards were converted into equivalent awards with respect to Illumina Common Stock in a manner intended to preserve their value, and generally subject to the same terms and conditions as the underlying GRAIL awards, except that the holder had the right to elect to receive a specified number of vested CVRs in respect of such award in exchange for fewer Illumina awards.

The following unaudited pro forma condensed combined financial information combines the historical financial statements of Illumina and GRAIL, after giving effect to the transactions contemplated by the Merger Agreement (such transactions, the “Transaction”). The unaudited pro forma condensed combined balance sheet is presented as if the Transaction occurred as of July 4, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended July 4, 2021 and the twelve months ended January 3, 2021 give effect to the acquisition as if the Transaction had occurred on December 30, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Illumina and GRAIL, and the assumptions and adjustments set forth in the accompanying explanatory notes. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations with Illumina considered the acquirer of GRAIL for accounting purposes. See “Note 2 – Basis of presentation” below.

Illumina’s fiscal year is the 52 or 53 weeks ending the Sunday closest to December 31, with quarters of 13 or 14 weeks ending closest to March 31, June 30, September 30 and December 31. GRAIL’s fiscal year is the calendar year. In accordance with the financial statement requirements contained in Article 11 of Regulation S-X, pro forma condensed combined financial information is presented as outlined below:

•

The unaudited pro forma condensed combined balance sheet as of July 4, 2021 is presented as if Illumina’s acquisition of GRAIL had occurred on July 4, 2021, and combines the historical unaudited consolidated balance sheet of Illumina as of July 4, 2021 with the historical unaudited condensed consolidated balance sheet of GRAIL as of June 30, 2021.

•

The unaudited pro forma condensed statement of operations for the twelve months ended January 3, 2021 and the six months ended July 4, 2021 are presented as if Illumina’s acquisition of GRAIL had occurred on December 30, 2019, and combines the historical audited consolidated statement of income of Illumina for the twelve months ended January 3, 2021 with the historical audited consolidated statement of operations of GRAIL for the twelve months ended December 31, 2020 and the historical unaudited condensed consolidated statement of income of Illumina for the six months ended July 4, 2021 with the historical unaudited condensed consolidated statement of operations of GRAIL for the six months ended June 30, 2021

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and notes:

•

the audited consolidated financial statements of Illumina as of and for the year ended January 3, 2021, contained in its Annual Report on Form 10-K for the fiscal year then ended filed with the Securities and Exchange Commission on February 17, 2021;

•

the unaudited condensed consolidated financial statements of Illumina as of and for the six months ended July 4, 2021, contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2021 filed with the Securities and Exchange Commission on August 6, 2021;

•	the audited consolidated financial statements of GRAIL as of and for the year ended December 31, 2020, contained in Exhibit 99.1 to this Current Report on Form 8-K;

•	and the unaudited condensed consolidated financial statements of GRAIL as of and for the six months ended June 30, 2021, contained in Exhibit 99.2 of this Current Report on Form 8-K.

The acquisition of GRAIL is accounted for as a business combination and reflects the application of acquisition accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations (“ASC 805”). For purposes of developing the unaudited pro forma condensed combined balance sheet as of July 4, 2021, the acquired GRAIL assets, including identifiable intangible assets and liabilities assumed, have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The pro forma adjustments are based on estimates of the fair values of assets acquired and liabilities assumed and information available as of July 4, 2021. The allocation of the purchase price, therefore, the fair values assigned to intangible assets, goodwill, and deferred taxes, among other items, are subject to change as additional information is received and certain tax returns are finalized. It will be finalized as soon as practicable, but not later than one year from the acquisition date.

The pro forma financial information has been prepared by Illumina in accordance with Article 11 of Regulation S-X (Pro Forma Financial Information). The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. Illumina’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 4, 2021

(In millions)

	Historical		Pro Forma
	Illumina	GRAIL	Transaction accounting adjustments	Notes	Pro forma combined
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$4,286	$578	$(3,467)	A	$1,397
Accounts receivable, net	540	—	—		540
Inventory	380	2	—		382
Prepaid expenses and other current assets	104	10	—		114

Total current assets	5,310	590	(3,467)		2,433
Property and equipment, net	915	86	—		1,001
Operating lease right-of-use assets	566	49	66	B	681
Goodwill	966	—	6,034	C	7,000
Intangible assets, net	162	—	3,180	C	3,342
Other assets	756	8	(250)	D	514

Total assets	$8,675	$733	$5,563		$14,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$200	$15	$—		$215
Accrued liabilities	674	50	3	B	920
			193	E

Total current liabilities	874	65	196		1,135
Operating lease liabilities	704	73	19	B	796
Term notes	992	—	—		992
Convertible senior notes	687	—	—		687
Other long-term liabilities	238	4	154	F	1,158
			762	G
Redeemable convertible preferred stock:
Series A	—	68	(68)	H	—
Series B	—	1,235	(1,235)	H	—
Series C	—	300	(300)	H	—
Series D	—	392	(392)	H	—

Total redeemable convertible preferred stock	—	1,995	(1,995)		—
Stockholders’ equity (deficit):
Common stock	2	—	—		2
Additional paid-in capital	3,993	422	4,749	H	8,742
			(422)	H
Accumulated other comprehensive income	8	3	(3)	H	8
Retained earnings (accumulated deficit)	5,055	(1,829)	900	D	5,092
			(193)	E
			(55)	F
			1,829	H
			(615)	I
Treasury stock, at cost	(3,878)	—	237	H	(3,641)

Total stockholders’ equity (deficit)	5,180	(1,404)	6,427		10,203

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$8,675	$733	$5,563		$14,971

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JANUARY 3, 2021

(In millions, except per share amounts)

	Historical		Pro Forma
	Illumina	GRAIL	Transaction accounting adjustments	Notes	Pro forma combined
Revenue:
Product revenue	$2,735	$—	$—		$2,735
Service and other revenue	504	—	—		504

Total revenue	3,239	—	—		3,239
Cost of revenue:
Cost of product revenue	788	—	—		788
Cost of service and other revenue	220	—	137	J	357
Amortization of acquired intangible assets	28	—	—		28

Total cost of revenue	1,036	—	137		1,173

Gross profit	2,203	—	(137)		2,066

Operating expense:
Research and development	682	193	24	E	1,072
			6	E
			167	I
Selling, general and administrative	941	124	148	E	1,645
			15	E
			448	I
			4	J
			(35)	K

Total operating expense	1,623	317	777		2,717

Income (loss) from operations	580	(317)	(915)		(651)
Other income (expense):
Interest income	41	6	—		47
Interest expense	(49)	—	—		(49)
Other income (expense), net	284	(1)	900	D	1,183

Total other income, net	276	5	900		1,180

Income (loss) before income taxes	856	(312)	(15)		529
Provision for (benefit from) income taxes	200	—	(130)	F	70

Net income (loss)	$656	$(312)	$115		$459

Earnings per share:
Basic	$4.48				$2.93
Diluted	$4.45				$2.91
Shares used in computing earnings per share:
Basic	147		10	H	157
Diluted	148		10	H	158

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JULY 4, 2021

(In millions, except per share amounts)

	Historical		Pro Forma
	Illumina	GRAIL	Transaction accounting adjustments	Notes	Pro forma combined
Revenue:
Product revenue	$1,925	$—	$—		$1,925
Service and other revenue	294	1	—		295

Total revenue	2,219	1	—		2,220
Cost of revenue:
Cost of product revenue	519	—	—		519
Cost of service and other revenue	121	2	69	J	192
Amortization of acquired intangible assets	13	—	—		13

Total cost of revenue	653	2	69		724

Gross profit	1,566	(1)	(69)		1,496

Operating expense:
Research and development	398	110	—		508
			—
Selling, general and administrative	787	100	(210)	K	679
			2	J

Total operating expense	1,185	210	(208)		1,187

Income (loss) from operations	381	(211)	139		309
Other income (expense):
Interest income	—	—	—		—
Interest expense	(34)	—	—		(34)
Other income, net	31	1	—		32

Total other (expense) income, net	(3)	1	—		(2)

Income (loss) before income taxes	378	(210)	139		307
Provision for (benefit from) income taxes	45	—	(40)	F	5

Net income (loss)	$333	$(210)	$179		$302

Earnings per share:
Basic	$2.28				$1.93
Diluted	$2.26				$1.92
Shares used in computing earnings per share:
Basic	146		10	H	156
Diluted	147		10	H	157

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the GRAIL acquisition

On August 18, 2021, the Company acquired GRAIL. In connection with the Mergers, (i) approximately $3.5 billion in cash was paid to former holders of GRAIL Stock (excluding Illumina) and/or former holders of GRAIL Equity Awards (as defined in the Merger Agreement) and to cover applicable tax withholding, and (ii) approximately 9.8 million shares of Illumina Common Stock and approximately 381.5 million CVRs were (or will be) issued to former holders of GRAIL Stock (excluding Illumina) and/or former holders of GRAIL Equity Awards.

In connection with the Transaction, GRAIL stockholders and holders of GRAIL Equity Awards had the option to elect to receive CVRs, which entitles holders to receive future payments representing a pro rata portion of certain revenues (calculated in accordance with the CVR Agreement) each year for a 12-year period. Each holder of a CVR is to receive a pro rata portion of 2.5% of Covered Revenues (as defined in the CVR Agreement), if any, up to and including $1 billion, plus 9.0% of Covered Revenues, if any, in excess of $1 billion, with such $1 billion threshold measured over an annual period to correspond with Illumina’s fiscal year. GRAIL stockholders and holders of vested GRAIL Equity Awards had the option to receive the Alternative Consideration, which is additional stock consideration, in an amount equal to $850 million in shares of Illumina Common Stock, subject to a floor price, divided by the GRAIL Fully Diluted Share Count, in lieu of the CVRs. Holders of unvested GRAIL Equity Awards had the right to receive an equity award with respect to a number of shares based on the Non-CVR Consideration Award Ratio, which resulted in a larger number of converted awards in lieu of holders’ receiving fully vested CVRs in addition to the converted awards.

2. Basis of presentation

The accompanying unaudited pro forma condensed combined financial information gives effect to the acquisition of GRAIL by Illumina. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Illumina and GRAIL, and the assumptions and adjustments set forth in these notes. In accordance with the financial statement requirements contained in Article 11 of Regulation S-X, pro forma condensed combined financial information is presented as outlined below:

•

The unaudited pro forma condensed combined balance sheet as of July 4, 2021 is presented as if Illumina’s acquisition of GRAIL had occurred on July 4, 2021 and combines the historical unaudited consolidated balance sheet of Illumina as of July 4, 2021 with the historical unaudited condensed consolidated balance sheet of GRAIL as of June 30, 2021.

•

The unaudited pro forma condensed statement of operations for the six months ended July 4, 2021 and the twelve months ended January 3, 2021 are presented as if Illumina’s acquisition of GRAIL had occurred on December 30, 2019, and combines the historical unaudited condensed consolidated statement of income of Illumina for the six months ended July 4, 2021 with the historical condensed consolidated statement of operations of GRAIL for the six months ended June 30, 2021, and the historical audited consolidated statement of income of Illumina for the twelve months ended January 3, 2021 with the historical audited consolidated statement of operations of GRAIL for the twelve months ended December 31, 2020.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is based on available information and reasonable assumptions. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Illumina would have been if the acquisition occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in financial position and operating results following the date of the unaudited pro forma condensed combined financial information.

Pro forma transaction accounting adjustments are included only to the extent they are adjustments that reflect the accounting for the Transaction in accordance with U.S. GAAP.

The acquisition is accounted for using the acquisition method of accounting with Illumina as the accounting acquirer and GRAIL as the accounting acquiree. The unaudited pro forma condensed combined financial information reflects the assessment of fair values assigned to components of the purchase price, share-based compensation awards, as well as fair values and useful lives assigned to assets acquired and liabilities assumed. Fair value estimates were based on discussions between Illumina and GRAIL and through due diligence efforts. The allocation of the purchase price, therefore, the fair values assigned to intangible assets, goodwill, and deferred taxes, among other items, are subject to change as additional information is received and certain tax returns are finalized. It will be finalized as soon as practicable, but not later than one year from the acquisition date. Changes to the purchase price and the fair values of these assets and liabilities would also result in changes to goodwill recorded from the acquisition, which could be material.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Illumina included in its annual report on Form 10-K for the year ended January 3, 2021 and its quarterly report on Form 10-Q for the six months ended July 4, 2021 and the historical consolidated financial statements of GRAIL and related notes thereto for the year ended December 31, 2020 and the six months ended June 30, 2021.

3. Preliminary purchase price

The fair value of the purchase price in the unaudited pro forma condensed combined financial information below is based on the Illumina Common Stock’s closing price of $510.61 on August 18, 2021.

The following table summarizes the components of the estimated purchase price (in millions, except per-share information):

Cash	$3,467
Fair value of estimated share consideration*	4,986
Less: amounts excluded from purchase consideration	(615)
Fair value of contingent value rights	762
Fair value of previously held investment in GRAIL	1,150
Settlement of preexisting relationships	1

$9,751

*	9.8 million shares of Illumina Common Stock issued (or to be issued), including the alternative consideration, at a share price of $510.61 on August 18, 2021.

The purchase price was dependent upon the number of shares of Illumina Common Stock issued, determined based on the weighted average trading price of Illumina Common Stock for the 20 consecutive trading days ending on (and including) the trading day that was 10 trading days prior to the Closing Date, subject, in the case of the Stock Consideration, to a collar of $295 to $399 and, in the case of the Alternative Consideration, to a floor of $280. The weighted average trading price was $482.58 on the Closing Date. The number of shares of Illumina Common Stock issued to holders of GRAIL Stock and converted share-based compensation awards was dependent on the number of GRAIL shares and share-based compensation awards outstanding on the Closing Date.

The acquisition date fair value of the contingent consideration liability related to the CVRs was measured using a Monte Carlo simulation. Key assumptions used in the fair value assessment included revenue projections, discount rate, volatility and risk-free rate. The fair value measurement of the contingent consideration is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect Illumina’s own assumptions in measuring fair value.

Prior to the acquisition date, Illumina owned a 12% interest in GRAIL and accounted for the previously held investment under the measurement alternative at cost and adjusted for observable transactions for identical or similar investments of the same issuer or impairment. Authoritative guidance on accounting for business combinations requires that an acquirer remeasure its previously held equity interest in the acquiree at its acquisition date fair value and recognize the resulting gain or loss in earnings. Illumina remeasured the previously held equity interest to its fair value, as of the date of acquisition, based on the fair value of total consideration transferred and a discount for lack of control.

In connection with the closing of the acquisition, a portion, determined in accordance with the Merger Agreement, of each outstanding award of GRAIL restricted stock, restricted stock units and stock options vested. Vested equity awards were canceled for the right to receive, at the holder’s election, either the CVR Consideration or the Non-CVR Consideration. Unvested awards were converted into equivalent awards with respect to Illumina Common Stock in a manner intended to preserve their value, and generally subject to the same terms and conditions as the underlying GRAIL awards, except that the holder had the right to elect to receive a specified number of vested CVRs in respect of such award in exchange for fewer Illumina awards. The fair value of the converted share-based compensation awards attributable to pre-combination service is recognized as part of the purchase price, and the fair value of the converted share-based compensation awards attributable to post-combination service, excluding any CVRS, is recognized as expense over the post-combination service period.

For purposes of this pro forma analysis, the above purchase price has been allocated as follows based on a provisional estimate of the fair value of assets and liabilities to be acquired as of July 4, 2021:

Assets acquired	$800
Developed technology	2,470
In-process research and development (IPR&D)	670
Tradename	40
Goodwill	6,034
Deferred tax liability	(99)
Liabilities assumed	(164)
Total purchase price	$9,751

This purchase price allocation was used to prepare the Transaction accounting adjustments in the unaudited pro forma condensed combined financial information. The final purchase price allocation is expected to be completed within the measurement period, as defined in ASC 805, following the close of the Transaction and could differ materially from the provisional allocation used in the Transaction accounting adjustments detailed below.

The acquired GRAIL assets, including identifiable intangible assets and liabilities assumed, have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The pro forma adjustments are based on estimates of the fair values of assets acquired and liabilities assumed and information available as of July 4, 2021. The allocation of the purchase price, therefore, the fair values assigned to intangible assets, goodwill, and deferred taxes, among other items, are subject to change as additional information is received and certain tax returns are finalized. It will be finalized as soon as practicable, but not later than one year from the acquisition date.

Acquired intangible assets were valued using the discounted cash flow method. This method requires significant management judgment to forecast future operating results and establish residual growth rates and discount factors. The estimates used to value and amortize intangible assets are consistent with the plans and estimates that Illumina uses to manage the business and are based on available historical information and industry estimates and averages. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, Illumina could experience impairment charges. In addition, Illumina has estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed. In-process research and development (IPR&D) is capitalized and either amortized over the life of the product upon commercialization or impaired it if the project is abandoned.

4. Transaction accounting adjustments

The Transaction accounting adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.

To reflect the approximately $3.5 billion in cash consideration paid to former holders of GRAIL Stock (excluding Illumina) and/or former holders of GRAIL Equity Awards (as defined in the Merger Agreement) and to cover applicable tax withholding.

B.

To remeasure GRAIL’s lease liabilities at the present value of the remaining lease payments, as if the acquired leases were new leases of Illumina at the acquisition date, and to remeasure the right-of-use assets at the same amount as the lease liabilities as adjusted to reflect favorable or unfavorable terms of the leases when compared with market terms. The difference is recorded to Goodwill.

C.

To reflect the estimated fair value of the intangible assets and goodwill from the acquisition. Goodwill, representing the excess of the purchase price over the fair value of the net assets to be acquired, as of July 4, 2021, is estimated to be $6 billion. These allocations are based on preliminary estimates and the final allocation may differ materially as changes to the initial valuation of the purchase price or net assets acquired will be allocated as an offset to goodwill.

D.

To remove Illumina’s investment in GRAIL of $250 million and reflect the estimated related gain on the GRAIL investment of $900 million in Retained earnings (accumulated deficit) as of July 4, 2021 and in Other income (expense), net, for the twelve months ended January 3, 2021. Illumina remeasured the previously held equity interest to its fair value, as of the date of acquisition, based on the fair value of total consideration transferred and a discount for lack of control.

E.

To reflect an accrual for additional Transaction costs of $193 million incurred as part of the closing of the Transaction. Transaction costs of $151 million are already included in the historical statements of operations. The Transaction costs include an accrual for retention bonuses triggered by the closing of the Transaction in the amount of $39 million, of which $24 million is recognized to research and development and $15 million is recognized to selling, general and administrative for the twelve months ended January 3, 2021.

F.

To record a deferred tax liability of $99 million for the net acquired intangibles, partially offset by net operating losses and tax credits. This also includes the elimination of the deferred tax impact of $55 million related to Illumina’s transaction costs and continuation payments partially offset by Illumina’s investment in GRAIL, which is included in retained earnings at July 4, 2021.The benefit from income taxes of $130 million and $40 million for the twelve months ended January 3, 2021 and the six months ended July 4, 2021, respectively, are attributable to the losses from GRAIL and the transaction accounting adjustments. These estimates are based on a preliminary review that is subject to revision as further information is gathered and interpreted.

G.

To reflect the estimated fair value of $762 million for the CVRs payable to GRAIL stockholders and equity award holders, which is reflected in the purchase price. The acquisition date fair value of the contingent consideration liability was measured using a Monte Carlo simulation and could change materially based on actual outcomes. Key assumptions used in the fair value assessment included revenue projections, discount rate, volatility and risk-free rate. The fair value measurement of the contingent consideration is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value.

H.

To reflect the issuance of Illumina Common Stock for the Stock Consideration and the Alternative Consideration to GRAIL stockholders and holders of vested or accelerated share-based compensation awards and the elimination of GRAIL’s historical balances in redeemable convertible preferred stock and stockholders’ deficit balances. The issuance of 9.8 million shares of Stock Consideration and Alternative Consideration is reflected in the shares used to calculate earnings per share and was issued from Treasury stock, at cost of $237 million. The excess of fair value over cost of approximately $4.7 billion is reflected in additional paid in capital.

I.

To record the Day 1 compensation expense of $615 million attributable to the acceleration of unvested shared-based awards of GRAIL at the Closing Date attributable to the post-combination period for the twelve months ended January 3, 2021. $167 million is reflected in Research and development while the remaining $448 million is reflected in Selling, general and administrative in the statement of operations for the twelve months ended January 3, 2021.

J.

To record the amortization expense of $141 million for the twelve months ended January 3, 2021 and $71 million for the six months ended July 4, 2021, respectively, for the intangible assets acquired as part of the Mergers. The acquired intangible assets have been amortized using a weighted-average estimated useful life of approximately 18 years.

Amortization expense of $137 million and $69 million for the developed technology intangible asset is recognized as cost of service and other revenue for the twelve months ended January 3, 2021 and the six months ended July 4, 2021, respectively, based on an estimated useful life of 18 years. The developed technology is related to GRAIL’s Galleri product that was launched in May 2021. The unaudited pro forma condensed combined statement of operations assumes the Galleri product was launched as of the beginning of the twelve months ended January 3, 2021.

Amortization expense of $4 million and $2 million for the tradename is recognized as selling, general and administrative expense for the twelve months ended January 3, 2021 and the six months ended July 4, 2021, respectively, based on an estimated useful life of 9 years.

The amortization of the intangible assets is based on a straight-line amortization method as this represents management’s best estimate of the pattern of utilization for the intangible assets. Illumina has not yet finalized the purchase price allocation, and any resulting change in the fair value or estimated useful lives would have a direct and potentially material impact to amortization expense.

K.

To reflect the elimination of the monthly $35 million Continuation Payments made to GRAIL beginning in December 2020 as obligated per the Merger Agreement and ending in July 2021. One payment of $35 million is eliminated in the statement of operations for the twelve months ended January 3, 2021. Six payments totaling $210 million are eliminated in the statement of operations for the six months ended July 4, 2021.